EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
CERADYNE, INC. REPORTS FOURTH QUARTER, TWELVE-MONTH
2007 FINANCIAL RESULTS
Revenues and Earnings Reach Record Levels for 2007
Costa Mesa, Calif.—February 26, 2008—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the fourth quarter and twelve months ended December 31, 2007.
Sales for fourth-quarter 2007 increased 7.1% or $12.7 million to $191.4 million from $178.7 million in fourth-quarter 2006. Net income for fourth-quarter 2007 decreased by $2.5 million, or 6.7%, to $35.2 million, or $1.28 per fully diluted share, compared to $37.7 million, or $1.38 per fully diluted share, in the fourth-quarter of 2006. Fully diluted average shares outstanding for the fourth quarter were 27.6 million compared to 27.4 million in the same period in 2006. Gross profit margin was 39.6% of net sales in the fourth quarter of 2007 compared to 40.7% in the fourth quarter of 2006. The provision for income taxes was 33.7% in the fourth quarter of 2007, compared to 33.3% in the fourth quarter of 2006.
Sales for the twelve months ended December 31, 2007 reached a record $756.8 million, up from $662.9 million in the same period last year. Net income for the year ended December 31, 2007 increased to a record $144.3 million, or $5.20 per fully diluted share, on 27.7 million shares, from $128.4 million, or $4.69 per fully diluted share, on 27.4 million shares, for the year ended December 31, 2006.
New bookings for the fourth quarter of 2007 were $258.0 million, compared to $313.5 million for the same period last year. For the twelve months ended December 31, 2007, new bookings were $651.3 million, compared to $730.1 million in 2006.
Total backlog as of December 31, 2007 was $238.9 million, compared to total backlog at December 31, 2006 of $344.3 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “We are pleased that the fourth-quarter financial performance resulted in Ceradyne meeting its 2007 guidance of $720 million to $740 million revenue with an earnings range of $5.20 to $5.40 per fully diluted share, consistent with our October 30, 2007 comment that ‘we will meet our 2007 guidance with sales at the upper range and earnings at the lower range.’
“On October 30, 2007, we also stated our initial 2008 guidance as follows:
‘In the past, we have issued forward full-year guidance in the prior year once we felt we had reasonable visibility. Due to the potential magnitude of the BULL™ combat vehicle, as well as the five-year XSAPI/ESAPI proposal, neither of which has been awarded, we are providing the following guidance with an unusually wide range. The lower range reflects all of our current business units, as well as body armor reduced somewhat from the current shipping level (even though multi-year XSAPI/ESAPI orders will not be issued until early 2008), but does not include any production of the BULL™ combat vehicle. The higher end of the range includes the lower end plus production of the BULL™ combat vehicle in the second half of 2008.’

“During our October 30, 2007 conference call, we stated that ‘our initial 2008 guidance is:
•	Sales range from $780.0 million to $1.067 billion, and

•	Earnings range from $5.60 to $6.65 per fully diluted share.’
“We now believe, based on recent discussions and events, that the above 2008 guidance should be modified for the following reasons. Early this month, Ceradyne submitted its proposal for a five-year supply of both ESAPI (Enhanced Small Arms Protective Inserts) and XSAPI. The total of the anticipated award is estimated at $1.2 billion as an ID/IQ (Indefinite Delivery/Indefinite Quantity) contract. We believe that this contract will be awarded to multiple bidders in a similar pattern as the prior and current SAPI and ESAPI contracts. Because of our past performance and manufacturing capacity in Lexington, Kentucky, and Costa Mesa, California facilities, we anticipate a favorable ‘win’ percentage of delivery orders, primarily XSAPI. However, due to the multiple delays and extensions the government has granted, we believe that shipments against this anticipated order will not begin until the fourth quarter of 2008.
“Based on the delivery schedule under our current ESAPI contract, there will be a four-month ‘gap’ between completion of this contract and the expected commencement of XSAPI shipments. Relying on non-binding discussions with the government, we do not believe there will be extensions of the current order as there were in Q3 and Q4 2007. Our intention, with the Army’s concurrence, is to ‘stretch’ out the current ESAPI contract through Q3 2008 with the anticipation that a new contract for XSAPI will be in place by Q4 2008. Although we anticipate additional ESAPI sustainment orders, as well as other body armor orders, the net result will be a reduction in 2008 body armor shipments of approximately $80 million from the amount included in our initial 2008 guidance.
“To rationalize our armor related costs, we are reducing our workforce by approximately 234 employees and reducing certain other body armor variable costs. Over 50% of these reductions will be temporary workers and the balance mostly hourly workers hired in the past 12 months. We have also informed the Army that we can return to our former level of production, if required, within 60 days.
“Due to projected offsetting 2008 increases in solar ceramic crucibles and other non-defense business, the net estimated reduction in our initial 2008 revenue guidance is $65 million.
“After the award of the $18.1 million prototype BULL™ contract (MRAP II) to Ceradyne and its partners, Oshkosh Truck and Ideal Innovations, Inc., on December 19, 2007, we and our partners were able to obtain substantially better pricing on materials and subcomponents which we have passed on to the government, making us much more competitive, but resulting in lower potential revenue from this program. This reduction in revenue is also reflected in the revised 2008 guidance which follows:
“Due to the potential magnitude of the BULL™ combat vehicle program, as well as the five-year XSAPI/ESAPI proposal, neither of which has been awarded, we are providing the following revised guidance with an unusually wide range. The lower range reflects all of our current business units (even though multi-year XSAPI/ESAPI orders will not be issued before Q3 2008), but does not include any production orders for the BULL™ combat vehicle. The higher end of the range includes the lower end plus production of the BULL™ combat vehicle in the second half of 2008.
“Based on the foregoing factors, our revised 2008 guidance is:
•	Sales range from $715 million to $836 million

•	Earnings range from $4.55 to $5.05 per fully diluted share.”

Moskowitz further commented: “We continue to pursue our growth strategy of internal expansion of our manufacturing capacity as well as selected strategic acquisitions. Our strong position of cash and marketable securities at year end should enable us to act quickly as opportunities present themselves. Our goal continues to be revenues in excess of $1 billion by 2010 evenly distributed between defense and non-defense markets with an international and product diversification focus. A few selected recent activities follow:
•	“Solar Energy Ceramic Crucibles: We have selected an approximately 12 acre site near our current plant in Tianjin, China, and plan to construct 200,000 square feet of additional manufacturing capacity to meet the increasing demand for ceramic crucibles to produce polycrystalline photovoltaic silicon for solar panels. Our plan is to have this factory running towards the end of 2008. Additionally, we are expanding our ceramic crucible manufacturing capacity at factories near Atlanta, Georgia. We believe our shipments of these solar related products will increase from $11 million in 2007 to an estimated $50 million to $60 million in 2008 to well over $100 million in 2009. Our 2007 acquisition of our raw material supplier Minco will provide us a reliable source of high purity raw materials to support this expansion.

•	“ESK Ceramics—Kempten, Germany: During the first half of 2008, we will complete about $20 million of capital expenditures for the expansion of manufacturing capacity at our ESK Ceramics subsidiary in Kempten, Germany. The products are principally boron nitride powders for cosmetic applications as well as powders and components for metallurgy and thermal management. The second product expansion is primarily silicon carbide industrial seal and bearing components. The total additional capacity for these growth markets is $25 million per year.

•	“The BULL™ Combat Vehicle: Team BULL (Ceradyne, Inc., Oshkosh Truck and Ideal Innovations) shipped its first BULL™ (MRAP II) vehicles early this month and plans to complete the six prototypes on time. We believe the testing is progressing smoothly with excellent performance. We anticipate a production decision by the government early in the second quarter of 2008. Ultimately, the production decision will rely not only on our performance, but also on the government’s perception of the need in the field for this advanced state-of-the-art combat vehicle and our BULL™ product offering compared to the competitive environment.

•	“Acquisitions: The 2007 acquisitions of Ceradyne Boron Products (formerly EaglePicher Boron) and Minco have been successfully integrated into the Ceradyne’s other operations and are performing at or above our expectations.
We continue to explore strategic acquisition opportunities in both defense related and industrial applications, and expect additional acquisitions to be made this year.”
Ceradyne will host a conference call today at 8:00 a.m. PST (11:00 a.m. EST) to review the financial results for the quarter and the year ended December 31, 2007. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PST today through 9:00 p.m. PST on February 28, 2008. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 33671977.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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Below is a summary of unaudited comparative results.
CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
NET SALES	$191,428	$178,729	$756,835	$662,888
COST OF GOODS SOLD	115,662	106,029	450,787	401,991

Gross profit	75,766	72,700	306,048	260,897
OPERATING EXPENSES
Selling	7,300	5,551	26,917	22,919
General and administrative	10,584	9,176	40,801	35,293
Research and development	3,991	2,178	17,552	9,909

	21,875	16,905	85,270	68,121

Income from operations	53,891	55,795	220,778	192,776

OTHER INCOME (EXPENSE):
Royalty income	69	30	174	120
Interest income	2,853	2,332	12,394	6,687
Interest expense	(1,051)	(1,024)	(4,204)	(4,105)
Miscellaneous	(2,653)	(542)	(2,599)	(919)

	(782)	796	5,765	1,783
INCOME BEFORE PROVISION FOR INCOME TAXES	53,109	56,591	226,543	194,559
PROVISION FOR INCOME TAXES	17,885	18,851	82,278	66,155

NET INCOME	$35,224	$37,740	$144,265	$128,404

BASIC INCOME PER SHARE	$1.29	$1.40	$5.29	$4.77

DILUTED INCOME PER SHARE	$1.28	$1.38	$5.20	$4.69

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	27,317	27,034	27,252	26,924
DILUTED	27,614	27,443	27,732	27,352

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$155,103	$13,547
Short-term investments	29,582	190,565
Restricted cash	2,660	—
Accounts receivable, net of allowances for doubtful accounts of approximately $792 and $1,158 at December 31, 2007 and December 31, 2006, respectively	85,346	77,162
Other receivables	5,704	3,289
Inventories, net	92,781	73,109
Production tooling, net	16,632	20,975
Prepaid expenses and other	12,391	11,859
Deferred tax asset	12,455	11,469

TOTAL CURRENT ASSETS	412,654	401,975

PROPERTY, PLANT AND EQUIPMENT, net	243,892	183,011
LONG TERM INVESTMENTS	38,089	—
INTANGIBLE ASSETS, net	37,578	8,389
GOODWILL	46,848	16,518
OTHER ASSETS	4,225	3,922

TOTAL ASSETS	$783,286	$613,815

CURRENT LIABILITIES
Accounts payable	$35,990	$35,470
Accrued expenses	22,483	21,821
Income taxes payable	258	12,621

TOTAL CURRENT LIABILITIES	58,731	69,912
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	13,650	13,274
OTHER LONG TERM LIABILITY	4,985	—
DEFERRED TAX LIABILITY	6,291	3,018

TOTAL LIABILITIES	204,657	207,204
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 27,318,530 and 27,119,012 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	272	272
Additional paid in capital	185,702	178,252
Retained earnings	361,301	217,036
Accumulated other comprehensive income	31,354	11,051

TOTAL SHAREHOLDERS’ EQUITY	578,629	406,611

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$783,286	$613,815